Exhibit 10.1

December 28, 2006

James A. Fontaine

c/o Microtune, Inc.

2201 10th Street

Plano, Texas 75074

RE:	Microtune, Inc. Stock Options

Dear Mr. Fontaine:

In connection with an internal investigation of the stock option grant practices of Microtune, Inc. (the “Company”), conducted by the Audit Committee (the “Committee”) of the Company’s Board of Directors (the “Board”), the Board, the Committee and the Company’s current management have concluded that certain stock option grants were approved and granted for accounting purposes on a date (the “Measurement Date”) other than the date reflected in the option grant award documentation. Unless these stock option awards are amended by December 31, 2006, to make the exercise price of the portions of such stock option awards that were not vested as of December 31, 2004 equal to at least the fair market value of the Company’s common stock on the actual Measurement Date (as of each such date, the “Fair Market Value”), you will be subject to an additional 20% tax under Section 409A of the Internal Revenue Code of 1986, as amended to date (the “Code”).

To avoid the imposition of the additional Section 409A tax, the Company is proposing to amend each of the affected stock option awards referenced below (the “Eligible Options”), to increase the exercise price of the portions of such stock option awards that were not vested as of December 31, 2004 to the Fair Market Value of the Company’s common stock on the Measurement Date for such award. The Measurement Date was determined in connection with the investigation being performed by the Committee and will be used for financial reporting purposes in conjunction with the restatement of the Company’s financial statements for the years 2001 through 2005, and the quarter ended March 31, 2006. Portions of the Eligible Options that vested on or before December 31, 2004 are not affected by this amendment.

If you acknowledge and accept the amendment of the Eligible Options to increase the exercise price of the portions of such awards that were not vested as of December 31, 2004:

(1) the exercise price (the “Original Exercise Price”) of the portions of each such Eligible Option that were not vested as of December 31, 2004 shall be increased to an adjusted exercise price that is equivalent to the Fair Market Value of the Company’s common stock as of the Measurement Date (the “Adjusted Exercise Price”); and

(2) provided you are employed on the applicable payment date, the Company will pay to you as additional compensation an amount in cash equal to the difference between the Original Exercise Price and the Adjusted Exercise Price times the number of “Amended Option Shares” (which reflects the portion of the “Original Option Shares” that were not vested as of December 31, 2004), as set forth below (the “Cash Payment”):

Grant Date	Original Option Shares	Amended Option Shares	Original Exercise Price	Adjusted Exercise Price	Amount of Cash Payment
August 19, 2004	66,668	66,668	$4.47	$4.99	$34,667

Although the Company has offered to pay you the Cash Payment above, you have declined to accept the Cash Payment.

All Options. You represent and warrant that the above table accurately describes the terms of the Eligible Options and our understanding as to the amendment of the Eligible Options.

Entire Agreement; Amendment. The terms described in this Letter Agreement, together with the underlying option agreement for each of the Eligible Options, set forth the entire agreement and understanding between you and the Company and merges and supersedes all prior agreements, arrangements and understandings, written or oral, between you and the Company concerning the subject matter hereof. You acknowledge and agree that you are not relying on any representations or promises by any representative of the Company concerning the meaning or any aspect of this Letter Agreement. This Letter Agreement may not be altered or modified other than in writing signed by you and an authorized representative of the Company.

Severability. It is the desire and intent of the parties hereto that the provisions of this Letter Agreement shall be enforced to the fullest extent permissible under applicable law. In the event that any one or more of the provisions of this Letter Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Letter Agreement shall be held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting or reducing them so as to be enforceable to the maximum extent compatible with applicable law.

No Waiver. No waiver by either party of any breach by the other party of any condition or provision of this Letter Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time. This Letter Agreement and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused that party’s legal representative to draft any of its provisions.

Binding Arbitration. Any dispute, claim or controversy arising under or in connection with this Letter Agreement and any dispute as to the enforceability of this provision, shall be resolved exclusively by final and binding arbitration administered by the JAMS arbitration service and in accordance with its Employment Arbitration Rules and Procedures then in effect; provided, however, that nothing herein shall require arbitration of any claim or charge which, by law, cannot be the subject of a compulsory arbitration agreement. Any arbitration proceeding brought under this Letter Agreement shall be conducted before a single arbitrator and shall be conducted in Dallas, Texas. The written decision of the arbitrator shall be final and binding upon the parties and in such form that judgment may be entered in, enforced by, or appealed from, any court having jurisdiction over the parties. Any arbitration proceedings, decision or award rendered hereunder, and the validity, effect and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq, or the Texas Arbitration Act.

Governing Law. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without reference to its choice of law rules.

Counterparts. This Letter Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

To acknowledge and agree to the amendments as described above, please execute and date this letter where indicated below and return it to me by December 28, 2006 at:

Microtune, Inc.

2201 10th Street

Plano, Texas 75074

If you choose not to agree to amend the above-referenced option(s), you will be subject to the additional tax pursuant to Section 409A of the Code with respect to those options, and you will not be reimbursed by the Company. No part of this letter should be relied upon as tax advice. The Company recommends that you consult with your tax advisor regarding the proposed options amendment.

Descriptions of the potential tax effects of Section 409A of the Code are described herein for informational purposes only and are not legal advice. SUCH INFORMATION DOES NOT CONSTITUTE AN OPINION AND IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THE TAXPAYER. You should not act upon the information without seeking professional legal counsel and consulting with your tax advisor.

[signature page follows]

If the foregoing is acceptable to you, please so indicate by placing your signature in the appropriate space set forth below, whereupon this letter shall become a binding obligation of each of the undersigned.

Very truly yours,

MICROTUNE, INC.,
a Delaware corporation

By:	/s/ Jeffrey A. Kupp
Name:	Jeffrey A. Kupp
Title:	Chief Financial Officer

Agreed to and Accepted
this 28th day of December, 2006.

By:	/s/ James A. Fontaine
Name:	James A. Fontaine, individually

I hereby ACKNOWLEDGE and AGREE to the amendment of the applicable stock option award agreement(s) relating to the Eligible Options referenced above to increase the Original Exercise Price of the Amended Option Shares portion of the Eligible Options to the Adjusted Exercise Price as set forth in the table above. I further understand that I have declined the payment of the Cash Payment described above and shall have no claim nor right to receipt of payment of the Cash Payment in the future.

/s/ James A. Fontaine
James A. Fontaine

December 28, 2006

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